Exhibit 99.1

Customers Bancorp 1015 Penn Avenue Wyomissing, PA 19610

Contacts: Jay Sidhu, Chairman & CEO 610-935-8693 Richard Ehst, President & COO 610-917-3263 Investor Contact: Robert Wahlman, CFO 610-743-8074

CUSTOMERS BANCORP REPORTS RECORD EARNINGS

•	2014 Net Income Up 32.2% Over 2013 Net Income

•	Q4 2014 Net Income Up 46.2% Over Q4 2013 and Up 13.0% Over Q3 2014

•	Q4 2014 Return on Equity of almost 12.0%

•	Net Interest Margin up 5 basis points during Q4 2014

•	Tangible book value up 14.3% in 2014 to $16.43 per share

Wyomissing, PA —January 27, 2015— Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively “Customers”), reported earnings of $43.2 million for the full year of 2014 compared to earnings of $32.7 million for 2013, an increase of $10.5 million, or 32.2%.  Fully diluted earnings per share for 2014 was $1.55 compared to $1.30 fully diluted earnings per share for 2013, an increase of $0.25, or 19.2%.  Average fully diluted shares for 2014 were 27.9 million compared to average fully diluted shares for 2013 of 25.1 million shares.

For the quarter ended December 31, 2014 (“Q4 2014”), Customers reported net income of $13.2 million compared to earnings of $9.0 million for the quarter ended December 31, 2013 (“Q4 2013”), an increase of $4.2 million, or 46.2%, and earnings of $11.7 million for the quarter ended September 30, 2014 (“Q3 2014”), an increase of $1.5 million, or 13.0%.  Q4 2014 fully diluted earnings per share was $0.47, compared to $0.32 in Q4 2013 and $0.42 in Q3 2014.  Average fully diluted shares for Q4 2014 and Q3 2014 were 28.0 million, compared to average fully diluted shares for Q4 2013 of 27.8 million.

Jay Sidhu, Chairman and CEO of Customers reflected, “We are extremely pleased with the level and trend in earnings for 2014, and we are especially pleased with our fourth quarter 2014 results.  As planned, in 2014 we continued expansion of our business and teams in the greater Philadelphia, metro New York, Boston, and Providence markets, advanced our client-centric single-point-of-contact model, and generated very strong loan and deposit growth.  We added six commercial banking teams during 2014, including a national Small Business Administration (“SBA”) team, laying the foundation for continued strong commercial and industrial loan growth in 2015.  We supported our loan and profitability growth by raising $135 million in holding company and bank debt used as bank regulatory capital. We also invested significantly in our future and are excited to have launched BankMobile, the first fee free full service mobile bank for consumers in the United States, on January 14, 2015.  We remain committed to increase our value to our shareholders, and to serve all of our communities.  I expect Customers to continue to outperform the industry in 2015 and beyond through execution of our High Tech/High Touch strategy resulting in superior organic growth of loans and deposits  coupled with a sound risk management discipline.”

2014 compared to 2013:

Customers’ $10.5 million increase in earnings to $43.2 million, up 32.2%, for 2014 resulted principally from a $48.1 million increase, up 46.3%, in net interest income.  Higher net interest income resulted from a $2.5 billion increase in loan balances (including loans held for sale) during 2014 to $5.7 billion as of December 31, 2014, a 78.9% increase in loan balances during the year, offset in part by a decrease in the net interest margin to 2.87%.  The decrease in net interest margin was primarily as a result of raising $135 million of debt at the holding company and bank level to provide the bank regulatory capital necessary to support the growth in loans and profitability.  During 2014, loan balances increased $1.2 billion for multi-family loans, $0.6 billion for secured commercial loans to mortgage companies or warehouse loans, $0.4 billion for commercial and industrial loans (including owner occupied commercial real estate), and $0.2 billion for non-owner occupied commercial real estate loans from December 31, 2013.

Other financial highlights for full year 2014 include:

•	Total deposits in 2014 increased by $1.6 billion, up approximately 53%.

•
Customers raised $110 million in subordinated debt at the Customers Bank level and $25 million in senior debt at the holding company level to be used as regulatory capital at Customers Bank to support loan and profitability growth.

•
Asset quality continued to improve with non-performing loans decreasing $7.4 million, or approximately 39%, to $11.7 million at December 31, 2014.  Non-performing loans as a percent of total loans outstanding declined to 0.20%, and total reserves as a percent of non-performing loans increased to 289.5%, at December 31, 2014 compared to 0.60% and 152.9%, respectively, at December 31, 2013.

•
Excluding loans covered under FDIC loss sharing agreements, non-performing loans at December 31, 2014 were $7.5 million, or 0.13% of total non-covered loans, and reserves were 425.6% of non-performing non-covered loans.

•
In 2014, Customers increased the allowance for loan losses by $6.9 million, or 29%, to $30.9 million at December 31, 2014 to support the loan growth.  Net 2014 provision for loan losses, including adjustments to the FDIC indemnification asset receivable, totaled $14.7 million in 2014 compared to $2.2 million in 2013.

•
Customers Bank sold approximately $235 million in multi-family loans to other banks during the third and fourth quarters of 2014 at a gain of $2.2 million.  These sales also freed up approximately $1 million in reserves and added marginally to the Customers’ capital ratios.

•
Non-interest expenses increased $24.9 million in 2014 to $98.9 million, up 33.6%, generally as a result of the increased size of the loan portfolio and related growth in operations and business activity.

•	The effective tax rate for 2014 was approximately 32.0%, largely reflecting the one-time $1.5 million Q3 2014 adjustment for a return to provision and deferred tax analysis completed in the period.

•	Capital ratios continue to exceed the “well capitalized” thresholds.

•
The tangible book value per share continued to increase, reaching $16.43 at December 31, 2014, compared to $14.37 at December 31, 2013 and $15.79 at September 30, 2014, an increase of 14.3% year-over-year.

“Customers Bank is a business bank supported by its unique “High Touch” very experienced teams of commercial bankers supported by “High Tech” management information systems and client interface technology.  We also call this our “Single Point of Contact” private banking model.  We expect to add several new teams in 2015 and continue the franchise enhancing robust commercial and industrial loan growth in 2015” added Mr. Sidhu.

Some additional significant accomplishments in 2014 included:

•
Built and tested Customers’ BankMobile product offering, Customers’ solution to the banking needs and preferred delivery channel to millennials, middle income Americans and underserved segments of the U.S. population using mobile technology and smart web apps.  BankMobile was launched January 14, 2015.

•
Implemented our single-point-of-contact (“SPOC”) customer service model across the entire Customers franchise leading to higher levels of customer satisfaction and improved customer acquisition and retention.

•
Enhanced CB Access Mobile application for existing Customers bank clients and saw use of the mobile application increase by 54%, remote check deposit increase by 69%, and photo bill payers increase by 57%.

•
Defined Customers’ “risk appetite,” completed enhanced risk assessments of all key operating and product functions considering the defined risk appetite, adopted or revised metrics and tolerances to manage to our risk appetite, and established semi-annual risk summit meetings to stimulate senior management and Board discussion of risk management.

•
Developed and implemented new tools to better assess and manage our Community Reinvestment Act (“CRA”) performance, to help achieve our goal of a satisfactory CRA rating, and other areas of Fair and Responsible Banking.

•	Introduced Customers’ Employee Stock Purchase Plan (“ESPP”), allowing employees to acquire ownership of Customers’ common stock through payroll deductions.

•	Introduced and expanded Customers Wellness Initiative, a program to promote good employee health by offering physical check-ups, exercise programs, counseling, and other services.

•
Changed Customers listing of its voting common stock and 6.375% senior notes due 2018 to the NYSE from the NASDAQ (the voting common stock trades as CUBI, and the 6.375% senior notes due 2018 trade as CUBS on the NYSE).

Q4 2014 compared to Q4 2013 and Q3 2014:

Customers reported Q4 2014 earnings of $13.2 million, an increase of $4.2 million, or 46.2%, compared to Q4 2013, and an increase of $1.5 million, or 13.0%, compared to Q3 2014.  The increase in Q4 2014 compared to Q4 2013 earnings is principally the result of a $2.5 billion increase in loan balances (including loans held for sale) year-over-year to $5.7 billion at December 31, 2014.  The increase in the Q4 2014 compared to Q3 2014 earnings results from a $241.8 million increase in loan balances during Q4 2014 and the fourth quarter benefit of the prior quarter approximately $800 million loan portfolio increase.  During Q4 2014 loan balances increased $65 million for multi-family loans, $117 million for warehouse loans and $50 million for commercial and industrial loans (including owner occupied commercial real estate).  The benefit of increased loan balances was partially offset by a 21 basis point decrease in net interest margin to 2.84% in Q4 2014 compared to Q4 2013.  However, Customers’ net interest margin was enhanced by 5 basis points in Q4 2014 compared to Q3 2014 as a result of Customers’ disciplined pricing strategy and sale of lower yielding multi-family loans.

Other financial highlights for Q4 2014 include:

•
Customers intentionally slowed its balance sheet growth to approximately $300 million during Q4 2014, or 18%, a growth rate that in general reflects the growth in capital from current period earnings and results in capital ratios that are relatively consistent between periods.

•	The Q4 2014 provision for loan losses was $2.5 million compared to a recovery of the provision in Q4 2013 of $512 thousand, and Q3 2014 provision of $5.0 million.

•
Non-interest income decreased $1.9 million to $5.8 million in Q4 2014 compared to Q4 2013, and increased $0.7 million from Q3 2014. The Q4 2013 amount included gains on sales of securities of $1.3 million.

•
Q4 2014 non-interest expense was $27.9 million, an increase of $5.6 million from Q4 2013, and an increase of $3.2 million from Q3 2014.  The Q4 2014 efficiency ratio was 54.9%, compared to the Q4 2013 efficiency ratio of 64.9% and the Q3 2014 efficiency ratio of 54.5%.  Included in Q4 2014 non-interest expenses were approximately $1.2 million of non-recurring expenses related to a legal settlement and one-time increase to the incentive pool.

•	During Q4 2014, Customers sold approximately $134 million in multi-family loans at a gain of $1.5 million.

 “2014 results reflect the hard work of our team members to successfully execute our organic growth and capital leverage strategies to create shareholder value,” stated Robert Wahlman, Chief Financial Officer of Customers Bancorp, Inc.  “We remain committed to reaching our goals of about a 1.0% return on assets within two to three years.  We are pleased to have reached our long term goal of about 12.0% return on equity during Q4 2014.  To manage our capital ratios we expect to moderate our asset growth to levels supported by growth in retained earnings, or approximately 10% to 15% for 2015.  Customers also expects to continue to sell a portion of its multi-family loan originations while growing the commercial and industrial and other relationship driven loan portfolios.  We believe Customers is on target to meet the 2015 earnings guidance of $1.95 to $2.00 per share we have provided.”

EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per-share data)
	Q4	Q3	Q4
	2014	2014	2013

Net income available to common shareholders	$13,178	$11,662	$9,010
Basic earnings per share ("EPS") (1)	$0.49	$0.44	$0.33
Diluted EPS (1)	$0.47	$0.42	$0.32
Average shares outstanding - diluted (1)	28,009,532	27,984,840	27,818,182

Return on average assets	0.8%	0.8%	0.9%
Return on average common equity	11.9%	11.0%	9.1%
Net interest margin, tax equivalent	2.84%	2.79%	3.05%
Efficiency ratio	54.9%	54.5%	64.9%
Non performing loans to total loans (including held for sale and FDIC covered loans)	0.20%	0.25%	0.60%
Reserves to non performing loans (NPL's)	289.5%	246.4%	152.9%

Tangible book value per common share (period end) (1) (2)	$16.43	$15.79	$14.37
Period end stock price (1)	$19.46	$17.96	$18.60

(1) Share and per share amounts have been adjusted to give effect to the 10% stock dividend declared on May 15, 2014 and issued on June 30, 2014.

(2) Calculated as total equity less goodwill and other intangibles divided by common shares outstanding at period end.

Net Income, Earnings Per Share and Tangible Book Value

Q4 2014 net income of $13.2 million was up $4.2 million, or 46.2%, from Q4 2013.  Q4 2014 fully diluted earnings per share was $0.47 with 28.0 million diluted shares, compared to Q4 2013 earnings of $9.0 million and fully diluted earnings per share of $0.32 with 27.8 million diluted shares.  Customers’ tangible book value per share increased to $16.43 as of December 31, 2014 compared to $14.37 as of December 31, 2013, an increase of 14.3%.  The increase in net income in Q4 2014 compared to Q4 2013 was primarily due to increased net interest income, fueled by a $2.5 billion increase in the loan portfolio while maintaining strong asset quality and growing deposits.  The increased tangible book value reflects Customers’ strategic commitment to consistently maintain and grow tangible book value per share through growth in earnings with the expectation that it will eventually result in superior shareholder value creation.

Net Interest Margin

The net interest margin decreased 21 basis points from Q4 2013 and increased 5 basis points from Q3 2014.  Approximately 12 basis points of the Q4 2014 net interest margin decrease relative to Q4 2013 resulted from the issuance of $110 million of subordinated debt and $25 million of holding company senior notes in June 2014, and the remainder of the decrease resulted principally from lengthening the liability maturities and the growing investment in the very strong credit quality, but lower net interest margin, multi-family loan portfolio.  The increase in net interest margin during Q4 2014 resulted from a disciplined pricing strategy for multi-family loans and sale of lower yielding multi-family loans to other banks at a gain.

Non-Interest Income

Q4 2014 non-interest income of $5.8 million was down $1.9 million compared to $7.7 million in Q4 2013, and up $0.7 million compared to $5.1 million in Q3 2014.  The $1.9 million decrease in Q4 2014 non-interest income compared to Q4 2013 non-interest income resulted primarily from a $1.3 million gain realized from the sale of investment securities, and gains of $1.1 million from residential mortgage related activities, during Q4 2013 offset in part by gains on sale of multi-family loans of $1.5 million.  The $0.7 million Q4 2014 non-interest income increase compared to Q3 2014 resulted primarily from higher gains on sale of multi-family loans (up $1.2 million).

Non-Interest Expense

Operating expenses in Q4 2014 of $27.9 million increased $5.6 million, or 25.0%, compared to Q4 2013, and increased $3.2 million compared to Q3 2014 operating expenses of $24.7 million.  Q4 2014 compared to Q4 2013 operating expense increase of $5.6 million resulted from the $2.5 billion growth in Customers’ loan portfolio requiring increased staffing for loan origination and administrative support (approximately $2.8 million), and higher FDIC assessments, taxes, and other regulatory fees resulting from the increase in assets (approximately $1.2 million).  In addition, losses incurred on the disposition of other real estate owned and net write-downs of repossessed property related to legacy New Century and acquired loan portfolios, combined with associated work-out expenses, increased $1.3 million in Q4 2014 compared to Q4 2013.  Specifically, in Q4 2014 write-downs were taken upon receipt of new valuations on three properties that totaled approximately $1.3 million.  The increase in Q4 2014 compared to Q3 2014 non-interest expenses resulted from higher staffing levels and the write-downs for repossessed properties in Q4 2014 previously referenced as well as one-time expenses of $1.2 million related to a legal settlement and higher accrual to the incentive pool.  BankMobile start up expenses are also included in 2014 non-interest expenses.

Provision for Loan Losses and Asset Quality

The Q4 2014 provision for loan losses of $2.5 million was primarily due to the $202 million increase in loans held for investment during Q4 2014.  The Q4 2013 provision for loan losses was a recovery of $0.5 million.

Customers separates its loan portfolio into “covered” and “non-covered” loans for purposes of analyzing and managing asset quality.  Covered loans are those loans that are covered by FDIC purchase and assumption, or loss sharing, agreements, and for which Customers is reimbursed 80% of allowable incurred losses.  Covered loans totaled $42.2 million at December 31, 2014, $66.7 million at December 31, 2013, and $44.5 million at September 30, 2014.  Non-accrual covered loans totaled $4.2 million at December 31, 2014, $5.6 million at December 31, 2013 and $4.1 million at September 30, 2014.  Covered real estate owned totaled $9.4 million at December 31, 2014, $7.0 million at December 31, 2013 and $10.2 million at September 30, 2014.

Non-covered loans are all loans not covered by the FDIC loss share agreements.  Non-covered loans include loans accounted for as held for sale as well as loans accounted for as held for investment.  Non-covered loans totaled $5.7 billion at December 31, 2014, $3.1 billion at December 31, 2013, and $5.5 billion at September 30, 2014.  Non-accrual non-covered loans totaled $7.5 million at December 31, 2014 (0.13% of total non-covered loans), $13.5 million (0.43% of total non-covered loans) at December 31, 2013 and $9.9 million (0.18% of total non-covered loans) at September 30, 2014.  Non-covered loans 30 to 89 days delinquent at December 31, 2014 totaled $8.6 million (0.15% of non-covered loans).  Total reserves for loan and lease losses at December 31, 2014 were 425% of non-covered non-performing loans.

Diversified Loan Portfolio

Customers is a Business Bank that principally focuses on four lending activities; commercial and industrial loans to privately held businesses, multi-family loans principally to high net worth families in the New York City area, selected commercial real estate loans, and banking services to privately held mortgage companies. Commercial and industrial loans, including owner occupied commercial real estate loans were $1.1 billion at December 31, 2014, an increase of 51% from December 31, 2013. Multi-family loans were $2.2 billion, mortgage warehouse loans were $1.4 billion while non-owner occupied commercial real estate loans were $0.6 billion, respectively, at December 31, 2014.

Looking Ahead

“Customers is looking forward to an exciting year in 2015.  We are off to a great start with our January 14, 2015 Phase 1 launch of Bank Mobile, America’s first mobile platform based full service consumer bank, that is designed to serve millennials, middle class American families and underserved consumers throughout America.   Bank Mobile will provide fee free banking to these segments of the U.S. population,” Mr. Sidhu said.  “We will also continue our focus on our core business at Customers, growing commercial loans and core deposits, as we look to build our franchise value.  Customers’ stock is currently trading at approximately 9.6 times estimated high 2015 earnings guidance.  Price to tangible book value is approximately 1.0 times estimated year end 2015 book value.  Customers has previously disclosed a 2015 earnings per share estimate of $1.95 to $2.00,” Mr. Sidhu concluded.

Conference Call

Date:	January 28, 2015
Time:	10:00 am ET
US Dial-in:	888-438-5491
International Dial-in:	719-325-2376
Conference ID:	6182520
Webcast:	http://public.viavid.com/index.php?id=112692

Institutional Background

Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank.  Customers Bank is a community-based, full-service bank with assets of approximately $6.8 billion.  A member of the Federal Reserve System and deposits insured by the Federal Deposit Insurance Corporation (“FDIC”), Customers Bank provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, New York, Rhode Island, Massachusetts, and New Jersey.  Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

Customers Bancorp, Inc. voting common shares are listed on the NYSE stock market under the symbol CUBI.  Additional information about Customers Bancorp, Inc. can be found on the company’s website, www.customersbank.com.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” which are made in good faith by Customers Bancorp, Inc., pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q. Customers Bancorp, Inc. does not undertake to update any forward looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)

	Q4	Q3	Q4
	2014	2014	2013
Interest income:
Loans receivable, including fees	$43,172	$39,640	$24,800
Loans held for sale	10,500	8,503	6,604
Investment securities	2,442	2,361	2,980
Other	1,047	794	333
Total interest income	57,161	51,298	34,717

Interest expense:
Deposits	7,133	6,179	5,279
Other borrowings	1,508	1,494	1,156
FHLB Advances	1,846	1,711	352
Subordinated debt	1,688	1,700	16
Total interest expense	12,175	11,084	6,803
Net interest income	44,986	40,214	27,914
Provision for loan losses	2,459	5,035	(512)
Net interest income after provision for loan losses	42,527	35,179	28,426

Non-interest income:
Mortgage warehouse transactional fees	2,105	2,154	2,335
Mortgage loan and banking income (expense)	(127)	212	1,092
Bank-owned life insurance income	1,056	976	825
Gain on sale of loans	1,859	695	450
Gain on sale of investment securities	-	-	1,274
Deposit fees	183	192	187
Other	728	873	1,532
Total non-interest income	5,804	5,102	7,695

Non-interest expense:
Salaries and employee benefits	13,415	12,070	10,625
FDIC assessments, taxes, and regulatory fees	3,283	3,320	2,058
Occupancy	2,848	2,931	2,521
Professional services	1,914	1,671	2,399
Technology, communication and bank operations	1,190	1,485	1,308
Other real estate owned expense	1,756	603	402
Loan workout	400	388	570
Advertising and promotion	221	261	301
Other	2,837	1,950	2,117
Total non-interest expense	27,864	24,679	22,301
Income before tax expense	20,467	15,602	13,820
Income tax expense	7,289	3,940	4,810
Net income	$13,178	$11,662	$9,010

Basic earnings per share (1)	$0.49	$0.44	$0.33
Diluted earnings per share (1)	0.47	0.42	0.32

(1) Earnings per share amounts have been adjusted to give effect to the 10% common stock dividend declared on May 15, 2014 and issued on June 30, 2014.

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)

	December 31,
	2014	2013
Interest income:
Loans receivable, including fees	$146,388	$82,580
Loans held for sale	30,801	38,140
Investment securities	10,386	6,314
Other	2,852	1,122
Total interest income	190,427	128,156

Interest expense:
Deposits	24,454	21,020
Other borrowings	5,342	2,024
FHLB Advances	5,194	1,192
Subordinated debt	3,514	65
Total interest expense	38,504	24,301
Net interest income	151,923	103,855
Provision for loan losses	14,747	2,236
Net interest income after provision for loan losses	137,176	101,619

Non-interest income:
Mortgage warehouse transactional fees	8,233	12,962
Mortgage loan and banking income	2,048	1,142
Bank-owned life insurance income	3,702	2,482
Gain on sale of loans	3,125	852
Gain on sale of investment securities	3,191	1,274
Deposit fees	801	675
Other	4,026	3,316
Total non-interest income	25,126	22,703

Non-interest expense:
Salaries and employee benefits	46,427	35,493
FDIC assessments, taxes, and regulatory fees	11,812	5,568
Occupancy	11,010	8,829
Professional services	7,748	5,548
Technology, communication and bank operations	5,856	4,330
Other real estate owned expense	3,601	1,365
Loan workout	1,706	2,245
Advertising and promotion	1,325	1,274
Loss contingency	-	2,000
Other	9,429	7,372
Total non-interest expense	98,914	74,024
Income before tax expense	63,388	50,298
Income tax expense	20,174	17,604
Net income	$43,214	$32,694

Basic earnings per share (1)	$1.62	1.34
Diluted earnings per share (1)	1.55	1.30

(1) Earnings per share amounts have been adjusted to give effect to the 10% common stock dividend declared on May 15, 2014 and issued on June 30, 2014.

CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)

	December 31,	December 31,
	2014	2013
ASSETS
Cash and due from banks	$62,746	$60,709
Interest-earning deposits	308,277	172,359
Cash and cash equivalents	371,023	233,068
Investment securities available for sale, at fair value	416,685	497,573
Loans held for sale	1,435,459	747,593
Loans receivable	4,312,173	2,465,078
Allowance for loan losses	(30,932)	(23,998)
Total loans receivable, net of allowance for loan losses	4,281,241	2,441,080
FHLB, Federal Reserve Bank, and other restricted stock	82,002	42,424
Accrued interest receivable	15,205	8,362
FDIC loss sharing receivable	2,320	10,046
Bank premises and equipment, net	10,810	11,625
Bank-owned life insurance	138,676	104,433
Other real estate owned	15,371	12,265
Goodwill and other intangibles	3,664	3,676
Other assets	52,914	41,028
Total assets	$6,825,370	$4,153,173

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing	$546,436	$478,103
Interest-bearing deposits	3,986,102	2,481,819
Total deposits	4,532,538	2,959,922
Federal funds purchased	-	13,000
FHLB advances	1,618,000	706,500
Other borrowings	88,250	63,250
Subordinated debt	110,000	2,000
Accrued interest payable and other liabilities	33,437	21,878
Total liabilities	6,382,225	3,766,550

Common stock	27,278	24,756
Additional paid in capital	355,822	307,231
Retained earnings	68,421	71,008
Accumulated other comprehensive loss	(122)	(8,118)
Treasury stock, at cost	(8,254)	(8,254)
Total shareholders' equity	443,145	386,623
Total liabilities & shareholders' equity	$6,825,370	$4,153,173

Average Balance Sheet / Net Interest Margin (Unaudited)
(Dollars in thousands)
	Three Months Ended December 31,
	2014		2013
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$271,556	0.26%	$176,636	0.25%
Investment securities	422,924	2.31%	479,511	2.49%
Loans held for sale	1,279,803	3.26%	706,899	3.71%
Loans held for investment	4,244,315	4.04%	2,255,932	4.36%
Other interest-earning assets	80,639	4.29%	26,736	3.28%
Total interest earning assets	6,299,237	3.60%	3,645,714	3.78%
Non-interest earning assets	246,796		189,880
Total assets	$6,546,033		$3,835,594

Liabilities
Total interest bearing deposits (1)	3,789,566	0.75%	2,517,092	0.83%
Borrowings	1,658,505	1.21%	338,465	1.80%
Total interest bearing liabilities	5,448,071	0.75%	2,855,557	0.83%
Non-interest bearing deposits (1)	633,525		572,883
Total deposits & borrowings	6,081,596	0.80%	3,428,440	0.79%
Other non-interest bearing liabilities	26,636		14,389
Total liabilities	6,108,232		3,442,829
Shareholders' equity	437,801		392,765
Total liabilities and shareholders' equity	$6,546,033		$3,835,594

Net interest margin		2.84%		3.04%
Net interest margin tax equivalent		2.84%		3.05%

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 0.63% and 0.72% for the three months ended December 31, 2014 and 2013, respectively.

Average Balance Sheet / Net Interest Margin (Unaudited)
(Dollars in thousands)
	Twelve Months Ended December 31,
	2014		2013
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$228,668	0.25%	$190,298	0.25%
Investment securities	451,932	2.30%	260,862	2.42%
Loans held for sale	911,594	3.38%	992,421	3.84%
Loans held for investment	3,656,891	4.00%	1,842,310	4.48%
Other interest-earning assets	66,669	3.41%	27,095	2.36%
Total interest earning assets	5,315,754	3.58%	3,312,986	3.87%
Non-interest earning assets	227,045		142,350
Total assets	$5,542,799		$3,455,336

Liabilities
Total interest bearing deposits (1)	3,220,305	0.76%	2,435,520	0.86%
Borrowings	1,268,205	1.11%	278,297	1.18%
Total interest bearing liabilities	4,488,510	0.86%	2,713,817	0.90%
Non-interest bearing deposits (1)	620,385		385,187
Total deposits & borrowings	5,108,895	0.75%	3,099,044	0.78%
Other non-interest bearing liabilities	17,905		11,779
Total liabilities	5,126,800		3,110,783
Shareholders' equity	415,999		344,553
Total liabilities and shareholders' equity	$5,542,799		$3,455,336

Net interest margin		2.86%		3.13%
Net interest margin tax equivalent		2.87%		3.14%

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 0.64% and 0.77% for the twelve months ended December 31, 2014 and 2013, respectively.

Asset Quality as of December 31, 2014 (Unaudited)
(Dollars in thousands)
	Total	Non Accrual	Other Real Estate	Non Performing Assets	Allowance for loan	Cash	Total Credit	NPL's/ Total	Total Reserves to Total
Loan Type	Loans	/NPL's	Owned	(NPA's)	losses	Reserve	Reserves	Loans	NPL's
New Century Originated Loans
Legacy	$54,075	$2,653	$4,958	$7,611	$1,546	$-	$1,546	4.91%	58.27%
Troubled debt restructurings (TDR's)	1,060	62	-	62	30	-	30	5.85%	48.39%
Total New Century Originated Loans	55,135	2,715	4,958	7,673	1,576	-	1,576	4.92%	58.05%

Originated Loans
Multi-Family	2,188,134	-	-	-	8,491	-	8,491	0.00%	0.00%
Commercial Real Estate	731,287	1,340	-	1,340	7,610	-	7,610	0.18%	567.91%
Commercial & Industrial	687,585	1,432	335	1,767	3,418	-	3,418	0.21%	238.69%
Residential	160,224	160	-	160	1,171	-	1,171	0.10%	731.88%
Construction	65,824	-	-	-	424	-	424	0.00%	0.00%
Consumer	567	-	-	-	8	-	8	0.00%	0.00%
TDR's	576	-	-	-	-	-	-	0.00%	0.00%
Total Originated Loans	3,834,197	2,932	335	3,267	21,122	-	21,122	0.08%	720.40%

Acquired Loans
Covered	30,282	4,246	9,445	13,691	603	-	603	14.02%	14.20%
Non-Covered	332,047	979	633	1,612	617	3,042	3,659	0.29%	373.75%
TDR's Covered	532	-	-	-	-	-	-	0.00%	0.00%
TDR's Non-Covered	2,853	862	-	862	-	-	-	30.21%	0.00%
Total Acquired Loans	365,714	6,087	10,078	16,165	1,220	3,042	4,262	1.66%	70.02%

Acquired Purchased Credit-impaired Loans
Covered	11,367	-	-	-	1,669	-	1,669	0.00%	0.00%
Non-Covered	45,248	-	-	-	5,345	-	5,345	0.00%	0.00%

Total Acquired Purchased Credit-impaired Loans	56,615	-	-	-	7,014	-	7,014	0.00%	0.00%
Deferred Origination Fees/Unamortized Premium/Discounts	512							n/a	n/a
Total Loans Held for Investment	4,312,173	11,734	15,371	27,105	30,932	3,042	33,974	0.27%	289.53%
Total Loans Held for Sale	1,435,459	-	-	-	-	-	-	0.00%	0.00%
Total Portfolio	$5,747,632	$11,734	$15,371	$27,105	$30,932	$3,042	$33,974	0.20%	289.53%